The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these notes until the Pricing Supplement is delivered in final form. We are not selling these notes, nor are we soliciting offers to buy these notes, in any state where such offer or sale is not permitted.
Subject to Completion. Dated August 16, 2023
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-261476
The Bank of Nova Scotia
$      Participation Basket-Linked Notes Due [●]
The notes will not bear interest. The amount that you will be paid on your notes on the maturity date (expected to be the 2nd business day after the valuation date) is based on the performance of an unequally-weighted basket comprised of the common stock or American depositary receipts of 28 companies (the basket components) as measured from the trade date to and including the valuation date (expected to be approximately 17 to 20 months after the trade date) and whether a barrier event has occurred. For a full list of the basket components, see “About the Basket” herein.
The initial basket level will be set to 100 on the trade date and the basket closing level on any trading day will equal the sum of the products, as calculated for each basket component, of: (i) the closing price of such basket component calculated on such day divided by the initial component price (set on the trade date), multiplied by (ii) the applicable initial weighted value for each basket component set forth under “About the Basket” herein. The final basket level will equal the basket closing level on the valuation date.
A barrier event will occur if, on any trading day during the observation period, which is the period from but excluding the trade date to and including the valuation date, the basket closing level is greater than the barrier level of between 126.45% and 131.03% (to be determined on the trade date) of the initial basket level.
If a barrier event has occurred at any time during the observation period, the return on your notes will be a fixed positive return of 5.00% and you will receive $1,050.00 per principal amount of your notes regardless of the final basket level. A barrier event may occur at any point during the observation period; however, you will not receive $1,050.00 per principal amount of your notes until maturity and you will receive such amount regardless of the final basket level.
If a barrier event has not occurred and the final basket level is greater than the initial basket level, the return on your notes will be positive and will equal the basket return (which is the percentage increase or decrease in the final basket level from the initial basket level). As a result of the barrier level, the maximum potential return on your notes will be limited to between 26.45% and 31.03% (to be determined on the trade date).
If a barrier event has not occurred and the final basket level is equal to or less than the initial basket level, the return on your notes will be zero and you will only receive the principal amount of your notes.
A purchaser of these notes in the secondary market should determine if a barrier event has already occurred. The occurrence of a barrier event could significantly affect both the secondary market trading price of these notes and the amount that a holder of the notes will receive at maturity. See page P-6 herein.
At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:
●	if a barrier event has occurred:
o	$1,050.00.
●	if a barrier event has not occurred and:
o	the final basket level is greater than the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return; or
o	the final basket level is equal to or less than the initial basket level, $1,000.
Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.
Declines in the price of one basket component may offset increases in the prices of the other basket components. Due to the unequal weighting of each basket component, the performances of the more heavily weighted basket components will have a larger impact on your return on the notes than the performance of the lower weighted basket components. In addition, no payments on your notes will be made prior to maturity.
Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-16 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.
The initial estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $935.00 and $965.00 per $1,000 principal amount, which will be less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-16 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total[1]
Original Issue Price	100.00%	$
Underwriting commissions	1.13%	$
Proceeds to The Bank of Nova Scotia	98.87%	$
1 For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement or product supplement. Any representation to the contrary is a criminal offense.
The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.

Scotia Capital (USA) Inc.	Goldman Sachs & Co. LLC Dealer

Pricing Supplement dated [ ], 2023

The Participation Basket-Linked Notes Due [●] (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.
The return on your notes will relate to the price return of the basket components and will not include any dividends that may be paid on the basket components. The notes are derivative products based on the performance of the basket. The notes do not constitute a direct investment in any of the basket components. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any basket component, and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers of the basket components (each, a “basket component issuer” and together, the “basket component issuers”) including, without limitation, any voting rights or rights to receive dividends or other distributions.
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the notes from us for distribution to other registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return on your investment in the notes will depend in part on the original issue price you pay for such notes.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the notes. This range of estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” beginning on page P-20.
The economic terms of the notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes will be greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.
The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including Goldman Sachs & Co. LLC’s (“GS&Co.’s”) customary bid and ask spreads) at which GS&Co. would initially buy or sell the notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $     per $1,000 principal amount).
Prior to                                        , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through approximately 3 months). On and after, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes” herein.
We urge you to read the “Additional Risks” beginning on page P-16 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, prospectus supplement, and product supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	06417YSW0 / US06417YSW02
Type of Notes:	Participation Basket-Linked Notes
Basket:	An unequally weighted basket comprised of the basket components; see “About the Basket” herein.
Basket Components:	The 28 common stock or American depositary receipts listed under “About the Basket” herein.
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:
$1,000 per note; $[●] in the aggregate for all the notes; the aggregate principal amount of the notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of the final pricing supplement.

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Trade Date:	[●], 2023
Original Issue Date:
[●] (to be determined on the trade date and expected to be the 5th business day after the trade date)
We expect that delivery of the notes will be made against payment therefor on or about the 5th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Valuation Date:
[●] (to be determined on the trade date and expected to be approximately 17 to 20 months after the trade date).
The valuation date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement. Further, if the valuation date is not a trading day with respect to a basket component, the valuation date will be postponed in the same manner as if a market disruption event has occurred with respect to such basket component.

Maturity Date:
[●] (to be determined on the trade date and expected to be the 2nd business day after the valuation date), subject to adjustment due to a market disruption event, a non-trading day with respect to one or more basket components or a non-business day, as described in more detail under “General Terms of the Notes—Maturity Date” in the accompanying product supplement

Observation Period:
Each day from but excluding the trade date to and including the valuation date, excluding any day or days on which the calculation agent determines that, with respect to any basket component, a market disruption event occurs or is continuing or that the calculation agent determines is not a trading day, provided that if the calculation agent determines that, with respect to a basket component, a market disruption event occurs or is continuing on the valuation date (i.e., the last day of the observation period) or such day is not a trading day, the last day of the observation period will be postponed as provided under “Valuation Date” above.

Purchase at amount other than principal amount:
The amount we will pay you on the maturity date for your notes will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. See “Additional Risks — Risks Relating to Estimated Value and Liquidity — If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” herein.

Fees and Expenses:
As part of the distribution of the notes, SCUSA or one of our other affiliates will sell the notes to GS&Co. at a discount reflecting selling commissions of $11.30 per $1,000 principal amount of notes. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover of this pricing supplement. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
A fee will also be paid to SIMON Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.
At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.
The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks — Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” in this pricing supplement.

Payment at Maturity:
The payment at maturity, for each $1,000 principal amount of notes, will be based on the performance of the basket and will be calculated as follows:
●  if a barrier event has occurred:
o    the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the contingent return
●  if a barrier event has not occurred and:
o    the final basket level is greater than the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return; or
o    the final basket level is equal to or less than the initial basket level, $1,000.
If a barrier event has not occurred, your potential return on the notes will be limited to the barrier percentage and, if the final basket level is equal to or less than the initial basket level, your return on the notes will be 0% and you will not receive a positive return on the notes.
Additionally, if a barrier event has occurred your return on the notes will be limited to the contingent return. A barrier event may occur at any point during the observation period, but you will not receive your principal amount plus a return equal to the contingent return until maturity and you will receive such amount regardless of the final basket level.
Any payment on your notes is subject to the creditworthiness of the Bank.

Barrier Event:	A barrier event will occur if, on any trading day during the observation period, the basket closing level is greater than the barrier level.
Barrier Level:	Expected to be between 126.45% and 131.03% of the initial basket level (to be determined on the trade date).
Barrier Percentage:	Expected to be between 26.45% and 31.03% (to be determined on the trade date).
Contingent Return:	5.00%
Initial Basket Level:	To be set to 100 on the trade date
Initial Weighted Value; Initial Weight in Basket:
The initial weighted value for each of the basket components equals the product of the initial weight in the basket of such basket component times the initial basket level. The initial weight in the basket and the initial weighted value for each basket component are set forth under “About the Basket” herein.

Initial Component Price:
For each basket component, the closing price or an intra-day price of such basket component calculated on the trade date, as determined by the calculation agent and set forth under “About the Basket” herein, subject to adjustment as described under “General Terms of the Notes — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.
If the initial component price of a basket component is an intra-day level of such basket component, it may be higher or lower than the closing price of the basket component on the trade date.

Basket Closing Level:
On any day, the sum of the products, as calculated for each basket component, of: (i) the closing price of such basket component divided by the initial component price of such basket component, multiplied by (ii) the initial weighted value of such basket component

Final Basket Level:	The basket closing level on the valuation date
Basket Return:	The quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Closing Price:
As used herein, the “closing price” of a basket component on any date will equal the closing sale price or last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), on a per-share basis on the principal national securities exchange on which the basket component is listed for trading on that day, or, if the basket component is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such basket component.
If the closing price for a basket component is not available as described above, then the closing price for such basket component on any day will be the average, as determined by the calculation agent, of the bid prices for such basket component obtained from as many dealers in such basket component selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent, the dealer or any of its or our affiliates.
If a basket component is delisted or trading of the basket component is suspended on the primary exchange for such basket component, and such basket component is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended as determined by the calculation agent (a “successor exchange”), then such basket component will continue to be deemed the basket component.
If a basket component is delisted or trading of the basket component is suspended on the primary exchange for such basket component, and such basket component is not immediately re-listed or approved for trading on a successor exchange, then the closing price for that basket component on that date will be determined by the calculation agent.
In certain special circumstances, the basket component price will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
For purposes of the notes, the sections “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Delisting of, or Change in Law Affecting, ADRs; Termination of ADR Facility” and “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” in the accompanying product supplement shall be deemed to be deleted.

Trading Day:	With respect to each basket component, a day on which the principal trading market for such basket component is open for trading
Considerations for Secondary Market Purchasers:
A purchaser of the notes in any secondary market should determine if a barrier event has already occurred. The occurrence of a barrier event will affect both any secondary market trading price of these notes after a secondary market purchase and the amount a secondary market purchaser will receive at maturity. In order to determine if a barrier event has occurred, secondary market purchasers should determine if, on any trading day from but excluding the trade date to and including the date of such secondary market purchaser’s purchase, the basket closing level was greater than the barrier level.

Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:
The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” in the accompanying product supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Business Day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close

Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act
Investing in the notes involves significant risks. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

ABOUT THE BASKET

The following table lists the basket components and related information, including their corresponding Bloomberg Professional® service (“Bloomberg”) tickers, primary listings, initial weights in the basket, initial weighted values and initial component prices. The initial weighted values and the initial component prices will not be determined until the trade date. Each of the basket component issuers faces its own business risks and other competitive factors. Any of those factors may affect the basket return, and, consequently, the amount payable on your notes on the maturity date. Our offering of the notes does not constitute a recommendation by the Bank, GS&Co. or any of our or their respective affiliates to invest in the basket or any basket component or the notes. You should make your own investigation of the basket components and the basket component issuers and whether to obtain exposure to the basket through an investment in the notes.
Calculation of the Basket
The initial basket level will be set to 100 on the trade date. The final basket level will be determined on the valuation date and will be equal to the sum of the products, as calculated for each basket component, of (i) the closing price of such basket component calculated on the valuation date divided by the initial component price of such basket component, multiplied by (ii) the initial weighted value of such basket component. For each basket component, the initial weighted value is equal to the product of the initial weight of such basket component in the basket multiplied by the initial basket level.
Bloomberg Ticker	Basket Component	Primary Listing	Initial Weight in the Basket	Initial Weighted Value (to be set on the trade date)	Initial Component Price (to be set on the trade date)
AAPL UW	Apple Inc.	Nasdaq Global Select Market	2.86%
AMAT UW	Applied Materials, Inc.	Nasdaq Global Select Market	2.09%
AMD UW	Advanced Micro Devices, Inc.	Nasdaq Global Select Market	3.07%
AMZN UW	Amazon.com, Inc.	Nasdaq Global Select Market	3.39%
ANET UN	Arista Networks, Inc.	New York Stock Exchange	3.43%
AVGO UW	Broadcom Inc.	Nasdaq Global Select Market	3.33%
BIDU UW	Baidu, Inc.	Nasdaq Global Select Market	2.30%
CDNS UW	Cadence Design Systems, Inc.	Nasdaq Global Select Market	2.92%
CRM UN	Salesforce, Inc.	New York Stock Exchange	2.89%
CRWD UW	CrowdStrike Holdings, Inc.	Nasdaq Global Select Market	2.90%
DDOG UW	Datadog, Inc.	Nasdaq Global Select Market	2.88%
GOOGL UW	Alphabet Inc.	Nasdaq Global Select Market	10.56%
INTC UW	Intel Corporation	Nasdaq Global Select Market	2.98%
KLAC UW	KLA Corporation	Nasdaq Global Select Market	2.14%
LRCX UW	Lam Research Corporation	Nasdaq Global Select Market	2.24%
META UW	Meta Platforms, Inc.	Nasdaq Global Select Market	3.89%
MRVL UW	Marvell Technology, Inc.	Nasdaq Global Select Market	3.24%
MSFT UW	Microsoft Corporation	Nasdaq Global Select Market	9.57%
MU UW	Micron Technology, Inc.	Nasdaq Global Select Market	2.73%
NET UN	Cloudflare, Inc.	New York Stock Exchange	2.50%
NVDA UW	NVIDIA Corporation	Nasdaq Global Select Market	9.70%
PANW UW	Palo Alto Networks, Inc.	Nasdaq Global Select Market	2.90%
SMCI UW	Super Micro Computer, Inc.	Nasdaq Global Select Market	4.02%
SNAP UN	Snap Inc.	New York Stock Exchange	2.04%
SNOW UN	Snowflake Inc.	New York Stock Exchange	2.25%
SNPS UW	Synopsys, Inc.	Nasdaq Global Select Market	2.98%

STX UW	Seagate Technology Holdings Public Limited Company	Nasdaq Global Select Market	1.69%
TSM UN	Taiwan Semiconductor Manufacturing Company Limited	New York Stock Exchange	2.51%

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

INVESTOR SUITABILITY

The notes may be suitable for you if:
•
You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk of receiving no positive return on your investment if a barrier event does not occur and the final basket level is equal to or less than the initial basket level

•
You understand and accept that your return is limited to the contingent return if a barrier event occurs and that, if a barrier event does not occur, your potential return is limited by the barrier level (the actual barrier level will be determined on the trade date)

•	You are willing to hold the notes to maturity, a term of between approximately 17 to 20 months, and accept that there may be little or no secondary market for the notes
•	You would be willing to invest in the notes if the barrier level was set equal to the bottom of the range indicated on the cover hereof (the actual barrier level will be determined on the trade date)
•	You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the basket components
•	You do not seek current income from your investment and are willing to forgo any dividends paid on the basket components
•	You are willing to accept the single equity risks associated with the basket components
•
You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The notes may not be suitable for you if:
•
You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes, including the risk of receiving no positive return on your investment if the final basket level is equal to or less than the initial basket level

•
You do not fully understand or are unwilling to accept that your return is limited to the contingent return if a barrier event occurs or that, if a barrier event does not occur, your potential return is limited by the barrier level (the actual barrier level will be determined on the trade date)

•
You seek an investment that has unlimited return potential or you would be unwilling to invest in the notes if the barrier level was set equal to the bottom of the range indicated on the cover hereof (the actual barrier level will be determined on the trade date)

•	You are unable or unwilling to hold the notes to maturity, a term of between approximately 17 to 20 months, or you seek an investment for which there will be a secondary market
•	You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the basket components
•	You seek current income from your investment or are unwilling to forgo any dividends paid on the basket components
•	You are not willing to accept the single equity risks associated with the basket components
•	You are not willing to assume the credit risk of the Bank for all payments under the notes
The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus for risks related to an investment in the notes.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES

The examples set out below are included for illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels during the observation period and on the valuation date could have on the payment at maturity assuming all other variables remain constant.
The examples below are based on a range of final basket levels and whether a barrier event has occurred that are entirely hypothetical; the level of the basket on any day throughout the observation period, including the final basket level on the valuation date, cannot be predicted. The basket components have been highly volatile in the past, meaning that the prices of the basket components have changed considerably in relatively short periods, and their performances cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket components, whether a barrier event has occurred and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by us) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal amount	$1,000
Barrier level	126.45%*
Barrier percentage	26.45%*
Initial basket level	100
*The lowest of the barrier level and barrier percentage specified herein. The actual barrier level and barrier percentage will be determined on the trade date.
Neither a market disruption event nor a non-trading day occurs with respect to any basket component on the originally scheduled valuation date.
No change in or affecting any of the basket components occurs.
Notes are purchased on the original issue date at the principal amount and held to the maturity date.

Moreover, we have not yet set the initial component price for each basket component that will serve as the baseline for determining the basket return or the barrier level or barrier percentage, each of which will affect the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial component prices may differ substantially from the prices of the basket components prior to the trade date.
For these reasons, the actual performance of the basket over the term of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical prices of each basket component shown elsewhere in this pricing supplement. For information about the historical prices of each basket component see “Information Regarding the Basket and the Basket Components” below. You should consult publicly available information to determine the prices of the basket components between the date of this pricing supplement and the date of your purchase of the notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket components.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the middle column represent the hypothetical payment at maturity, based on the corresponding hypothetical final basket level, assuming that a barrier event has not occurred (i.e., the basket closing level is equal to or less than the barrier level on each trading day during the observation period), and are expressed as percentages of the principal amount per note (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical payment at maturity, based on the corresponding hypothetical final basket level, assuming that a barrier event has occurred (i.e., the basket closing level is greater than the barrier level on at least one trading day during the observation period) and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding principal amount of the notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.
Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
	Barrier Event Has Not Occurred	Barrier Event Has Occurred
140.000%	N/A	105.000%
130.000%	N/A	105.000%
120.000%	N/A	105.000%
126.450%	126.450%	105.000%
125.000%	125.000%	105.000%
120.000%	120.000%	105.000%
115.000%	115.000%	105.000%
110.000%	110.000%	105.000%
105.000%	105.000%	105.000%
100.000%	100.000%	105.000%
95.000%	100.000%	105.000%
90.000%	100.000%	105.000%
80.000%	100.000%	105.000%
70.000%	100.000%	105.000%
60.000%	100.000%	105.000%
50.000%	100.000%	105.000%
25.000%	100.000%	105.000%
0.000%	100.000%	105.000%
if, for example, a barrier event has occurred and the final basket level were determined to be 140.000% of the initial basket level, the payment at maturity that we would pay on your notes at maturity would be limited to 105.000% of the principal amount of your notes, as shown in the table above. Additionally, if a barrier event has occurred and the final basket level were determined to be 50.000% of the initial basket level, the payment at maturity that we would pay on your notes at maturity would be limited to 105.000% of the principal amount of your notes, as shown in the table above.
If a barrier event has not occurred and the final basket level were determined to be 110.000% of the initial basket level, the basket return would be 10.000% and the payment at maturity that we would pay on your notes at maturity would be 110.000% of the principal amount of your notes, as shown in the table above. However, you will benefit from the basket return only if a barrier event has not occurred and the final basket level is greater than the initial basket level. Because a barrier event will occur if, on any trading day during the observation period (including the valuation date), the basket closing level is greater than the barrier level (126.450% of the initial basket level), the payment at maturity that we would pay on your notes at maturity if a barrier event has not occurred will be limited by the barrier percentage.
Additionally, if a barrier event has not occurred and the final basket level were determined to be 101.000% of the initial basket level, the payment at maturity that we would pay on your notes at maturity would be 101.000% of the principal amount of your notes, which is less than the payment at maturity would have been if a barrier event had occurred, as shown in the table above.
Further, if a barrier event has not occurred and the final basket level is equal to or less than the initial basket level, the payment at maturity that we would pay on your notes at maturity will be limited to 100.000% of the principal amount of your notes, as shown in the table above.

The following chart shows a graphical illustration of the hypothetical payment at maturity that we would pay on your notes on the maturity date, if the final basket level were any of the hypothetical levels shown on the horizontal axis. The hypothetical payments at maturity in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final basket levels are expressed as percentages of the initial basket level. The chart shows that, if a barrier event occurs, it would result in a hypothetical payment at maturity of 105.000% of the $1,000 principal amount of your notes (the horizontal dotted line that crosses the 105.000% marker on the vertical axis). The chart also shows that, if a barrier event does not occur, it would result in a hypothetical payment at maturity that is greater than 100.000%, but less than or equal to 126.450% of the $1,000 principal amount of your notes (the section on or right of the 100.000% marker on the horizontal axis but on or left of the 126.450% marker on the horizontal axis). Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.
The payments at maturity shown above are entirely hypothetical; they are based on a hypothetical barrier level and barrier percentage, hypothetical final basket levels and prices of the basket components that may not be achieved during the observation period or on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes at maturity or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical payments at maturity on the notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you will pay for your notes. The return on your investment in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.
We cannot predict the actual basket closing level on any trading day during the observation period, the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the price of each basket component and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive at maturity and the rate of return on the notes will depend on the actual initial component price of each basket component and the actual barrier level and barrier percentage, each of which we will set on the trade date, and the actual basket closing level on each trading day during the observation period and the actual final basket level, each of which will be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product supplement.
Risks Relating to Return Characteristics
The potential for the value of your notes to increase will be limited
The potential return on the notes is limited. If a barrier event occurs, meaning the basket closing level is greater than the barrier level on any trading day during the observation period, the return on your notes will equal the contingent return, limiting your payment at maturity to $1,050.00 per $1,000 principal amount. A barrier event may occur at any point during the observation period, but you will not receive your principal amount plus a return equal to the contingent return until maturity and you will receive such amount regardless of the final basket level.
If a barrier event does not occur, your potential return on the notes is limited by the barrier percentage, may be less than the contingent return and may be zero. You will benefit from any positive basket return only if a barrier event does not occur. If a barrier event does not occur and the final basket level is greater than the initial basket level, the return on your notes will equal the basket return, limiting your payment at maturity to no more than between $1,264.50 and $1,310.30 (to be determined on the trade date) per $1,000 principal amount. If a barrier event does not occur and the final basket level is greater than the initial basket level by a percentage that is less than the contingent return, the return on your notes will be less than the contingent return. Additionally, if a barrier event does not occur and the final basket level is equal to or less than the initial basket level, the payment at maturity will equal $1,000 per $1,000 principal amount and you will not receive a positive return on your investment.
Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket components.
Holding the notes is not the same as holding the basket components; the return on your notes will not reflect any dividends paid on the basket components and you have no voting rights with respect to any basket components
Holding the notes is not the same as holding the basket components. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the basket components would enjoy, and no such dividends or distributions will be factored into the payment at maturity on the notes. Further, the return on your notes may not reflect the return you would realize if you actually owned the basket components. For instance, if the basket closing level increases from the initial basket level and a barrier event occurs during the observation period, you will receive only the contingent return and will not benefit from any increase of the final basket level relative to the initial basket level and, if a barrier event does not occur and the final basket level is greater than the initial basket level, you will not benefit from any positive basket return in excess of the cap on appreciation set by the barrier percentage.
The return on your notes may change significantly despite only a small change in the basket closing level
Your ability to participate in any increase in the level of the basket over the term of the notes is limited and the return on the notes may change significantly despite only a small change in the basket closing level. If a barrier event does not occur and the final basket level is greater than the initial basket level, you will receive a positive return up to the barrier percentage. If, however, the final basket level is greater than the barrier level, your return on the notes will instead be limited to the contingent return and you will not receive the benefit of any positive basket return. This means that, while an increase in the basket closing level by up to the barrier percentage will not cause a barrier event to occur, an increase of greater than the barrier percentage will cause a barrier event to occur and your return on the notes to be limited to the contingent return. Accordingly, if a barrier event occurs and the basket return is positive, you will not receive the benefit of such positive basket return.

The stated payout applies only at maturity and differs based on whether a barrier event occurs
The stated payout applies only at maturity and differs based on whether a barrier event occurs. For instance, the ability to receive a return based on the basket return applies only if a barrier event does not occur and final basket level is greater than the initial basket level. Additionally, you should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the notes, and you may have to sell them at a loss relative to your initial investment even if the basket closing level at such time performs favorably to you. You may receive the stated payout only if you hold your notes to maturity.
The initial component price of a basket component may be based on an intra-day level of such basket component, which may be higher or lower than the closing price of such basket component on the trade date.
The initial component price of each basket component will be its closing price or an intra-day price of such basket component on the trade date. If the initial component price of a basket component is an intra-day price, it may be higher or lower than the closing price of such basket component on the trade date. All things being equal, a higher initial component price (relative to its closing price on the trade date) increases the likelihood of a lower basket return and, accordingly, of a lower return on the notes.
The notes differ from conventional debt instruments
The notes are not conventional notes or debt instruments. The notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.
No interest
The notes will not bear interest and, accordingly, you will not receive any interest payments on the notes.
The notes are subject to the market risk of each basket component on each trading day during the observation period but the amount payable on your notes is not linked to the price of each basket component at any time other than on the valuation date (except in the case of tax redemptions)
Because the observation period includes each trading day from but excluding the trade date, to and including the valuation date, the notes are subject to the market risk of each basket component on each trading day during the term of the notes. If a barrier event occurs, the payment at maturity per note may be less than it would have been if a barrier event had not occurred. Regardless of whether a barrier event occurs, the payment at maturity will be based on the final basket level which, will be based on the closing prices of the basket components on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing prices of one or more basket components move unfavorably on the valuation date, the payment at maturity for your notes may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the closing prices of the basket components prior to such change. Although the actual prices of the basket components on the maturity date or at other times during the term of your notes may be more favorable than the closing prices of the basket components on the valuation date, you will not benefit from the closing prices of the basket components at any time other than on the valuation date (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product supplement).
There is no assurance that the investment view implicit in the notes will be successful
It is impossible to predict whether and the extent to which the level of the basket will rise or fall. None of the Bank, the calculation agent, GS&Co. or any of our or their respective affiliates gives any assurance that a barrier event will not occur and the final basket level will be greater than the initial basket level. The basket closing level may be influenced by complex and interrelated political, economic, financial and other factors that affect the prices of the basket components. You should be willing to accept the risks of the price performance of equity securities in general and the basket components in particular and the risk of losing some or all of your investment in the notes.
Furthermore, we cannot give you any assurance that the future performance of the basket components will result in your receiving an amount greater than or equal to the principal amount of your notes. Certain periods of historical performance of the prices of the basket components would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding the Basket and the Basket Components” in this pricing supplement for further information regarding the historical performance of the basket components and the hypothetical historical performance of the basket.

If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected
The payment at maturity will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount.
Risks Relating to Characteristics of the Basket and Basket Components
The notes are linked to the basket components and are therefore subject to the market risks of the basket components
Your notes are linked to the basket components and the return on your notes is therefore affected by the movements in the market prices of those stocks.  Each basket component issuer faces its own business risks and challenges, which may adversely affect the market price of such basket component.  In addition, the basket components will not change (except as described under “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement), and your notes will remain linked to the basket components even if one or more of the basket component issuers is experiencing severe business risks and challenges. The lesser performance of some basket components will mitigate and may completely offset the greater performance of other basket components. In recent years, the COVID-19 pandemic has caused volatility in the global financial markets and a slowdown in the global economy. COVID-19 or any other communicable disease or infection may adversely affect the basket component issuers and, therefore, the basket components and the basket. It is possible that declines in the prices of one or more basket components could affect the basket return such that you would lose some or all of your investment in the notes.
The lower performance of one basket component may offset an increase in the other basket components
Declines in the price of one basket component may offset increases in the prices of the other basket components. As a result, any return on the basket, and thus on your notes, may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket components are not equally weighted, increases in the prices of lower weighted basket components may be offset by even small decreases in the prices of the more heavily weighted basket components.
The notes are subject to risks associated with emerging market companies
The basket component issuer of each of the American depositary receipts of Baidu, Inc. and the American depositary receipts of Taiwan Semiconductor Manufacturing Company Limited is organized in an emerging market country. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

There are important differences between the American depositary receipts and the ordinary shares of a non-U.S. company
Some of the basket components, including the American depositary receipts of Baidu, Inc. and the American depositary receipts of Taiwan Semiconductor Manufacturing Company Limited, are the American depositary receipts of a non-U.S. company. There are important differences between the rights of holders of an American depositary receipt and the non-U.S. stock such American depositary receipt represents. The American depositary receipts are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. company and holders of the American depositary receipts, which may be different from the rights of holders of the non-U.S. stock. For example, a company may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its American depositary receipts. Any such differences between the rights of holders of the American depositary receipts and the rights of holders of the ordinary shares of the non-U.S. company may be significant and may materially and adversely affect the value of the American depositary receipts and, as a result, the value of your notes.
The notes are subject to exchange rate risk
Because American depositary receipts are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the American depositary receipts. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may adversely affect the market value of, and return on, the notes.
Investors should investigate the basket components as if investing directly in the basket components
Investors should conduct their own diligence of the basket components as an investor would if it were directly investing in the basket components. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket components. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the basket components could affect any payment at maturity. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in the basket components.
Past hypothetical performance of the basket and past performance of the basket components should not be taken as an indication of the future performance of the level of the basket or the prices of the basket components
The notes are directly linked to the performance of the basket and indirectly linked to the performance of the basket components, which is speculative and involves a high degree of risk. None of the Bank, the calculation agent, GS&Co. or any of our or their respective affiliates gives any assurance as to the performance of the basket or the basket components. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the basket. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past hypothetical performance of the basket and past performance of the basket components should not be taken as a guarantee or assurance of the future performance of the basket or basket components, and it is impossible to predict whether the basket or basket components will rise or fall during the term of the notes.
There is no affiliation between any basket component issuer and us, SCUSA or GS&Co.
The Bank, SCUSA, GS&Co. and our or their respective affiliates may currently, or from time to time in the future, engage in business with the basket component issuers. None of the Bank, SCUSA, GS&Co. or any of our or their respective affiliates, is affiliated with any basket component issuer or have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket components. You should make your own investigation into the basket components and the basket component issuers. See the section entitled “Information Regarding the Basket Components” in this pricing supplement for additional information about the basket components.

Risks Relating to Estimated Value and Liquidity
The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes
The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes will exceed the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes with a third party. Therefore, the economic terms of the notes are less favorable to you than they would have been if these expenses had not been paid or had been lower.
Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.
The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates
The Bank’s initial estimated value of the notes is determined by reference to its internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes
GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.
GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— The notes lack liquidity” herein.
If the level of the basket changes, the market value of your notes may not change in the same manner
Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” and “— The market value of the notes may be influenced by many unpredictable factors” herein.
Additionally, a purchaser of the notes in any secondary market should determine if a barrier event has already occurred. The occurrence of a barrier event will affect both any secondary market trading price of these notes after a secondary market purchase and the amount a secondary market purchaser will receive at maturity. In order to determine if a barrier event has occurred, secondary market purchasers should determine if, on any trading day from but excluding the trade date to and including the date of such secondary market purchaser’s purchase, the basket closing level was greater than the barrier level.
The notes lack liquidity
The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA, any other affiliates of the Bank and GS&Co. may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA and GS&Co. are willing to purchase the notes from you. If at any time SCUSA and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.
The market value of the notes may be influenced by many unpredictable factors
When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:
•	whether a barrier event has occurred;
•	the prices of the basket components and, therefore, the basket;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing prices of the basket components;
•	the dividend rates of the basket components;
•	the correlation among the basket components;
•
economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities  markets generally and which may affect the prices of the basket components and, therefore, the basket;

•	interest rate and yield rates in the market;

•	the time remaining until maturity; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the basket (and the prices of the basket components) over the full term of the notes, (ii) correlation among the basket components, (iii) volatility of the price of the basket components, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) the time remaining to maturity. In particular, because the provisions of the notes relating to the payment at maturity behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated level of the basket (and therefore the prices of the basket components) and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity even if the basket return at such time is positive.
See “—The market value of the notes may be influenced by many unpredictable factors” herein.
Risks Relating to Hedging Activities and Conflicts of Interest
Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our respective clients and counterparties to be contrary to those of investors in the notes
The Bank, GS&Co. or one or more of our or their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing futures and/or other instruments linked to the basket components. The Bank, GS&Co. or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket components, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.
The Bank, GS&Co. or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or equity-linked notes whose returns are linked to changes in the price of the basket components. Any of these hedging activities may adversely affect the price of the basket components, including the initial component prices of the basket components on the trade date — directly or indirectly — and therefore the market value of the notes and the amount you will receive, if any, on the notes. Because the dealer, or an affiliate, from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer, or an affiliate, may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer, or an affiliate, receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, GS&Co. or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. The Bank, GS&Co. or our or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of, and amount payable on, the notes may decline.

The Bank, SCUSA, GS&Co. and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the basket component issuers and the market activities by the Bank, GS&Co. or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the notes
We, GS&Co. and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, GS&Co. and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the basket components, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of the basket components and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the basket component issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the basket components, including the initial component prices of the basket components on the trade date, and the market for your notes, and you should expect that our interests and those of GS&Co. and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.
You should expect that we, GS&Co., and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the basket components or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within us, GS&Co. or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.
We, GS&Co. and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the basket components or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, GS&Co. and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.
There are potential conflicts of interest between you and the calculation agent
Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes, including in its determination of the initial component prices of the basket components as discussed under “— Risks Relating to Return Characteristics — The initial component price of a basket component may be based on an intra-day level of such basket component, which may be higher or lower than the closing price of such basket component on the trade date”. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the price of the basket components and the value of, and any amount payable on, the notes.
Other investors in the notes may not have the same interests as you
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA or GS&Co., or our or their respective affiliates, regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders.
Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the basket components.

The calculation agent can postpone the valuation date for the notes if a market disruption event with respect to any of the basket components occurs
If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be the valuation date, a market disruption event with respect to a basket component has occurred or is continuing, the valuation date for the affected basket component will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the valuation date will not be postponed by more than eight trading days. Moreover, if the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the valuation date, and the calculation agent will determine the applicable closing price of such basket component that must be used to determine the payment at maturity. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
The calculation agent can make anti-dilution and reorganization adjustments that affect the payment at maturity
For anti-dilution and reorganization events affecting a basket component, the calculation agent may make adjustments to the initial component price and/or the closing price of a basket component , as applicable, and any other term of the notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect a basket component. For instance, the calculation agent will not make any adjustments for regular cash dividends. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes and your payment at maturity may be materially and adversely affected. In addition, determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. The occurrence of any anti-dilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the notes and your payment at maturity, if any. See “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.
In some circumstances, the payment you receive on the notes may be based on the common stock of another company and not the basket component issuer
Following certain corporate events relating to a basket component where its issuer is not the surviving entity, the amount you receive at maturity may be based on the common stock of a successor to such basket component issuer or any cash or any other assets distributed to holders of shares of the basket component in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the related procedures under “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.
Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of the Bank
The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.

Risks Relating to Canadian and U.S. Federal Income Taxation
Because the notes are subject to special rules governing CPDI for U.S. federal income tax purposes, you generally will be required to pay taxes on ordinary income from the notes even though you will not receive any payment on the notes prior to the maturity date
If you are a U.S. holder, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payment on the notes until the maturity date. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to the maturity date and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the taxable disposition of the notes will be taxed as ordinary interest income. If you purchased the notes in the secondary market, the tax consequences to you may be different. Please see the section entitled “Material U.S. Federal Income Tax Consequences” herein for a more detailed discussion. Please also consult your tax advisors concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.
Uncertain tax treatment
Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.
General Risk Factors
We may sell an additional aggregate principal amount of the notes at a different issue price
We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of the final pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

INFORMATION REGARDING THE BASKET AND THE BASKET COMPONENTS

 The Basket
The basket is comprised of the basket components, which consist of the common stock or ordinary shares of 28 companies, as set forth herein under “About the Basket”.
 Hypothetical Historical Basket Levels
Because the basket is a newly created basket and its level will begin to be calculated only on the trade date, there is no actual historical information about levels of the basket as of the date of this pricing supplement. Therefore, the hypothetical levels of the basket below are calculated based on publicly available information for each basket component as reported by Bloomberg, without independent verification. The hypothetical levels of the basket have fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the level of the basket during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the term of your notes.
The graph below illustrates the hypothetical performance of the basket from September 16, 2020 (the earliest date for which historical trading data is available for all basket components) through August 10, 2023, based on the daily closing prices of the basket components adjusted for corporate events. Past hypothetical performance of the basket is not indicative of the future performance of the basket. In addition, because hypothetical performance of the basket is only available from September 16, 2020 (as noted above), such hypothetical historical performance provides less information on which to evaluate an investment decision than would information regarding a basket of securities or other assets with a longer period of hypothetical historical performance.

 The Basket Components
Included on the following pages is a brief description of each basket component issuer and a graph that illustrates the past performance of such basket component for the specified period. This information has been obtained from publicly available sources. We obtained the past performance information set forth below from Bloomberg without independent verification.
Each basket component issuer faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes on the maturity date. Our offering of the notes does not constitute a recommendation by the Bank, GS&Co. or any of our or their respective affiliates to invest in the basket, any basket component or the notes. You should make your own investigation of the basket components and the basket component issuers and whether to obtain exposure to the basket through an investment in the notes.
Each of the basket component issuers is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files financial and other information with the SEC. Periodic reports, proxy and information statements and other information filed by the basket component issuers can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.W. Washington, DC 20549, and such reports and filings are available at sec.gov. You should make your own investigation of the basket components and the basket component issuers (and whether to obtain exposure to the basket through an investment in the notes) by reading these reports and filings to understand the risks of each of the basket components and the basket component issuers.
 Historical Closing Prices of the Basket Components
The prices of the basket components have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of a basket component during the period shown below is not an indication that such basket component is more or less likely to increase or decrease at any time during the term of your notes.
We have not undertaken an independent review or due diligence of the information. The graphs below, except where otherwise indicated, illustrate the performance of the basket components from January 1, 2018 through August 10, 2023, based on information from Bloomberg without independent verification. Past performance of the basket components is not indicative of the future performance of the basket components.

Apple Inc.
According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, accessories, networking solutions, and third-party digital content and applications. Information filed by Apple with the SEC can be located by reference to its SEC file number 001-36743, or its CIK Code: 0000320193. Apple’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AAPL”.
Historical Performance of Apple Inc.

Applied Materials, Inc.
According to publicly available information, Applied Materials, Inc. (“Applied Materials”) provides manufacturing equipment, services and software to the semiconductor, display and related industries. Information filed by Applied Materials with the SEC can be located by reference to its SEC file number: 000-06920, or its CIK Code: 0000006951. Applied Materials’ common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMAT”.
Historical Performance of Applied Materials, Inc.

Advanced Micro Devices, Inc.
According to publicly available information, Advanced Micro Devices, Inc. (“AMD”) is a semiconductor company that produces computer processors and related technologies. Information filed by AMD with the SEC can be located by reference to its SEC file number: 001-07882, or its CIK Code: 0000002488. AMD’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMD”.
Historical Performance of Advanced Micro Devices, Inc.

Amazon.com, Inc.
According to publicly available information, Amazon.com, Inc. (“Amazon”) is an online retail company and producer of electronic devices and media content. Information filed by Amazon with the SEC can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. Amazon’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMZN”.
Historical Performance of Amazon.com, Inc.

Arista Networks, Inc.
According to publicly available information, Arista Networks, Inc. (“Arista Networks”) provides cloud networking services to large-scale internet companies, cloud service providers and next-generation data centers and campuses for enterprise support. Information filed by Arista Networks with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36468, or its CIK Code: 0001596532. Arista Networks’ common stock is listed on the New York Stock Exchange under the ticker symbol “ANET.”
Historical Performance of Arista Networks, Inc.

Broadcom Inc.
According to publicly available information, Broadcom Inc. (“Broadcom”) is a designer, developer and supplier of semiconductor devices. As of April 5, 2018, Broadcom’s common stock began trading on the Nasdaq Global Select Market. Broadcom is the successor to Avago Technologies Limited (“Avago”) as a result of the business combination between it and Broadcom Corporation. Information filed by Broadcom with the SEC can be located by reference to its SEC file number: 001-37690, or its CIK Code: 0001649338. Broadcom’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AVGO.”
Historical Performance of Broadcom Inc.

Baidu, Inc.
According to publicly available information, Baidu, Inc. (“Baidu”) is a Chinese language internet search provider. Information filed by Baidu with the SEC can be located by reference to its SEC file number: 000-51469, or its CIK Code: 0001329099. Baidu’s American depositary receipts are listed on the Nasdaq Global Select Market under the ticker symbol “BIDU”.
Historical Performance of Baidu, Inc.

Cadence Design Systems, Inc.
According to publicly available information, Cadence Design Systems, Inc. (“Cadence”) provides software, hardware and intellectual property for electronic system design. Information filed by Cadence with the SEC can be located by reference to its SEC file number 000-15867, or its CIK Code: 0000813672. Cadence’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “CDNS”.
Historical Performance of Cadence Design Systems, Inc.

Salesforce, Inc.
According to publicly available information, Salesforce, Inc. (“Salesforce”) provides customer relationship management applications and platform services. On April 4, 2022, Salesforce changed its name from salesforce.com, inc. Information filed by Salesforce with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32224, or its CIK Code: 0001108524. Salesforce’s common stock is listed on the New York Stock Exchange under the ticker symbol “CRM”.
Historical Performance of Salesforce, Inc.

CrowdStrike Holdings, Inc.
According to publicly available information, CrowdStrike Holdings, Inc. (“CrowdStrike”) is a cybersecurity company that offers cloud-delivered endpoint and cloud workload protection. Information filed by CrowdStrike with the SEC can be located by reference to its SEC file number: 001-38933, or its CIK Code: 0001535527. CrowdStrike’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “CRWD” and commenced trading on June 12, 2019. Accordingly, the common stock of CrowdStrike has limited historical performance and an investment with a return based on the performance of the common stock of CrowdStrike may be more risky than a comparable investment with a return based on the performance a common stock with a more established record of performance. The graph below shows the daily historical closing prices of CrowdStrike Holdings, Inc. from June 12, 2019, the date CrowdStrike Holdings, Inc. became an independent, publicly traded company, through August 10, 2023.
Historical Performance of CrowdStrike Holdings, Inc.

Datadog, Inc.
According to publicly available information, Datadog, Inc. (“Datadog”) offers a security platform for cloud applications. Information filed by Datadog with the SEC can be located by reference to its SEC file number: 001-39051, or its CIK Code:  0001561550. Datadog's common stock is listed on the Nasdaq Global Select Market under the ticker symbol “DDOG” and commenced trading on September 19, 2019. Accordingly, the common stock of Datadog has limited historical performance and an investment with a return based on the performance of the common stock of Datadog may be more risky than a comparable investment with a return based on the performance a common stock with a more established record of performance. The graph below shows the daily historical closing prices of Datadog, Inc. from September 19, 2019, the date Datadog, Inc. became an independent, publicly traded company, through August 10, 2023.
Historical Performance of Datadog, Inc.

Alphabet Inc.
According to publicly available information, Alphabet Inc. (“Alphabet”) is a parent holding company of Google Inc. that provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. Until April 2, 2014, Google Inc.’s class A common stock traded under the ticker “GOOG”.  Following the creation and distribution of a class C capital stock as a dividend to holders of Google Inc.’s class A and class B common stock, on October 5, 2015 Alphabet’s class C capital stock commenced trading on the Nasdaq Global Select Market under the symbol “GOOG” previously used by Google Inc.’s class C capital stock and Alphabet’s class A common stock also commenced trading on the Nasdaq Global Select Market under the symbol “GOOGL” previously used by Google Inc.’s class A common stock. Accordingly, Alphabet’s class A common stock has a limited historical performance. Information filed by Alphabet with the SEC can be located by reference to its SEC file number: 001-37580, or its CIK Code: 0001652044. Alphabet’s class A common stock is listed on the Nasdaq Global Select Market under the ticker symbol “GOOGL”.
Historical Performance of Alphabet Inc.

Intel Corporation
According to publicly available information, Intel Corporation (“Intel”) designs and manufactures technology used in computing, networking, data storage and communications solutions. Information filed by Intel with the SEC can be located by reference to its SEC file number: 000-06217, or its CIK Code: 0000050863. Intel’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “INTC”.
Historical Performance of Intel Corporation

KLA Corporation
According to publicly available information, KLA Corporation (“KLA”) is a supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries. Information filed by KLA with the SEC can be located by reference to its SEC file number: 000-09992, or its CIK Code: 0000319201. KLA’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “KLAC”.
Historical Performance of KLA Corporation

Lam Research Corporation
According to publicly available information, Lam Research Corporation (“Lam”) is a supplier of wafer fabrication equipment and services to the semiconductor industry. Information filed by Lam with the SEC can be located by reference to its SEC file number: 000-12933, or its CIK Code: 0000707549. Lam's common stock is listed on the Nasdaq Global Select Market under the ticker symbol “LRCX”.
Historical Performance of Lam Research Corporation

Meta Platforms, Inc.
According to publicly available information, Meta Platforms, Inc. (“Meta”) provides online and digital products for people to connect and share through mobile devices, personal computers and other devices. On October 28, 2021, Meta changed its name from Facebook, Inc. and, on June 9, 2022, Meta changed the ticker symbol for its common stock from “FB” to “META”. Information filed by Meta with the SEC can be located by reference to its SEC file number: 001-35551, or its CIK Code: 0001326801. Meta’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “META”.
Historical Performance of Meta Platforms, Inc.

Marvell Technology, Inc.
According to publicly available information, Marvell Technology, Inc. (“Marvell”) is a fabless semiconductor provider of data infrastructure products. Information filed by Marvell with the SEC can be located by reference to its SEC file number: 001-40357, or its CIK Code: 0001835632. Marvell’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MRVL”.
Historical Performance of Marvell Technology, Inc.

Microsoft Corporation
According to publicly available information, Microsoft Corporation (“Microsoft”) is a technology company that designs, manufactures and sells devices, including computers, tables, gaming and entertainment consoles, other intelligent devices and products, including operating systems, cross-device productivity applications, server applications, business applications, desktop and server management tools and software development tools. Information filed by Microsoft with the SEC can be located by reference to its SEC file number: 000-14278, or its CIK Code: 0000789019. Microsoft’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MSFT”.
Historical Performance of Microsoft Corporation

Micron Technology, Inc.
According to publicly available information, Micron Technology, Inc. (“Micron”) and its subsidiaries operates, manufactures and markets memory and storage technologies, packaging solutions and semiconductor systems for computing, networking, automotive and mobile products. Information filed by Micron with the SEC can be located by reference to its SEC file number: 001-10658, or its CIK Code: 0000723125. Micron’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MU”.
Historical Performance of Micron Technology, Inc.

Cloudflare, Inc.
According to publicly available information, Cloudflare, Inc. (“Cloudflare”) is a global cloud services provider. Information filed by Cloudflare with the SEC can be located by reference to its SEC file number: 001-39039, or its CIK Code: 0001477333. Cloudflare’s common stock is listed on the New York Stock Exchange under the ticker symbol “NET” and commenced trading on September 13, 2019. The future performance of the common stock of Cloudflare cannot be predicted based on its historical performance and may bear little or no relation to its historical performance.
Historical Performance of Cloudflare, Inc.

NVIDIA Corporation
According to publicly available information, NVIDIA Corporation (“NVIDIA”) is a visual computing company that designs and develops graphics processing units and artificial intelligence. Information filed by NVIDIA with the SEC can be located by reference to its SEC file number: 000-23985, or its CIK Code: 0001045810. NVIDIA’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “NVDA”.
Historical Performance of NVIDIA Corporation

Palo Alto Networks, Inc.
According to publicly available information, Palo Alto Networks, Inc. (“Palo Alto Networks”) provides network, endpoint and cloud security applications for its enterprise, service provider and government entity clients. Information filed by Palo Alto Networks with the SEC can be located by reference to its SEC file number: 001-35594, or its CIK Code: 0001327567. Palo Alto Networks’ common stock is listed on the Nasdaq Global Select Market under the ticker symbol “PANW”. The graph below shows the daily historical closing prices of Palo Alto Networks, Inc. from October 25, 2021, the date Palo Alto Networks, Inc. became an independent, publicly traded company, through August 10, 2023.
Historical Performance of Archer-Daniels-Midland Company

Super Micro Computer, Inc.
According to publicly available information, Super Micro Computer, Inc. (“SMCI”) is a provider of accelerated compute platforms for server and storage systems. Information filed by SMCI with the SEC can be located by reference to its SEC file number 001-33383, or its CIK Code: 0001375365. SMCI’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “SMCI”.
Historical Performance of Super Micro Computer, Inc.

Snap Inc.
According to publicly available information, Snap Inc. (“Snap”) provides technology and social media services. Information filed by Snap with the SEC can be located by reference to its SEC file number: 001-38017, or its CIK Code: 0001564408. Snap’s common stock is listed on the New York Stock Exchange under the ticker symbol “SNAP”.
Historical Performance of Snap Inc.

Snowflake Inc.
According to publicly available information, Snowflake Inc. (“Snowflake”) is a cloud-based data platform provider. Information filed by Snowflake with the SEC can be located by reference to its SEC file number: 001 39504, or its CIK Code: 0001640147. Snowflake’s common stock is listed on the New York Stock Exchange under the ticker symbol “SNOW” and commenced trading on September 16, 2020. The future performance of the common stock of Snowflake cannot be predicted based on its historical performance and may bear little or no relation to its historical performance.
Historical Performance of Snowflake Inc.
Synopsys, Inc.
According to publicly available information, Synopsys, Inc. (“Synopsis”) is a provider of electronic design automation software and semiconductor intellectual property products. Information filed by Synopsis with the SEC can be located by reference to its SEC file number: 001-19807 or its CIK Code: 0000883241. Synopsis’ common stock is listed on the Nasdaq Global Select Market under the ticker symbol “SNPS”.
Historical Performance of Synopsys, Inc.

Seagate Technology Holdings Public Limited Company
According to publicly available information, Seagate Technology Holdings Public Limited Company (“Seagate”) is a provider of data storage technology and solutions. Information filed by Seagate with the SEC can be located by reference to its SEC file number: 001-31560, or its CIK Code: 0001137789. Seagate’s website is seagate.com. Seagate’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “STX”.
Historical Performance of Seagate Technology Holdings Public Limited Company

Taiwan Semiconductor Manufacturing Company Limited
According to publicly available information, Taiwan Semiconductor Manufacturing Company Limited (“Taiwan Semiconductor”) is a semiconductor foundry that is engaged in the manufacturing, selling, packaging, testing and computer-aided design of integrated circuits and other semiconductors and the manufacturing of masks. Information filed by Taiwan Semiconductor with the SEC can be located by reference to its SEC file number: 001-14700, or its CIK Code: 0001046179. Taiwan Semiconductor’s American depositary receipts is listed on the New York Stock Exchange under the ticker symbol “TSM”.
Historical Performance of Taiwan Semiconductor Manufacturing Company Limited

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, will purchase the notes at the principal amount and, as part of the distribution of the notes, will sell the notes to GS&Co. at a discount reflecting selling commissions of $11.30 per $1,000 principal amount of notes. GS&Co. proposes initially to offer the notes to the public at the original issue price, set forth on the cover of this pricing supplement. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates. At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.
A fee will also be paid to SIMON Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.
In addition, SCUSA, GS&Co. and their respective affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product supplement.
The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co, or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date.
Conflicts of Interest
SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA, GS&Co., and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA, GS&Co., and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA, GS&Co., and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA, GS&Co. and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which the Bank is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) (the “Act”) released by the Minister of Finance (Canada) on April 29, 2022 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”). In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.
Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all...
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.
In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the original issue date and the spread.
As the notes have only a single contingent payment at maturity, the adjusted issue price of each note at the beginning of each accrual period is equal to the issue price of the note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.
In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amount for the contingent payment to be made under the CPDI, adjusted to produce the comparable yield. We have determined that the comparable yield for the notes is equal to [•]% per annum, compounded semi-annually, with a projected payment at maturity of $[•] based on an investment of $1,000. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount that we will pay on a note.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the note, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on such note:
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 Note) as of End of Accrual Period
Original Issue Date through [•], 2024	$[•]	$[•]
[•], 2024 through [•], 2024	$[•]	$[•]
[•], 2024 through Maturity Date	$[•]	$[•]
A U.S. holder of the notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule.
If the actual amount of the contingent payment at maturity is different from the amount reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when that amount is paid. An adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; an adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years. If a barrier event occurs during the observation period more than six months prior to the maturity date, then an adjustment, which may be positive or negative, will be required upon the occurrence of such barrier event. Subsequently, you should be required to accrue income based on the adjusted issue price and the known amounts to be paid at maturity. You should consult your tax advisor concerning such adjustments and subsequent accruals upon the occurrence of a barrier event during the observation period.
In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.
A U.S. holder that purchases a note for an amount other than the public offering price of the note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase notes at other than the issue price to public should consult their tax advisor regarding these adjustments.
Investors should consult their tax advisor with respect to the application of the CPDI provisions to the notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that your notes should be treated in the manner described above.
Section 1297. We will not attempt to ascertain whether any basket component issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder upon the taxable disposition (including cash settlement) of a note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any basket component issuer would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a note upon a taxable disposition of the note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on our determination that the notes are not “delta-one” with respect to the basket or any basket component, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the basket, any basket components or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the basket, any basket components or the notes. If you enter, or have entered, into other transactions in respect of the basket, the basket components or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes cause payments with respect to the notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and those of the basket component issuers).